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                                                                    Exhibit 99.2


                        Merck-Medco Managed Care, L.L.C.
                (The predecessor to MedcoHealth Solutions, Inc.)
                             100 Parsons Pond Drive
                        Franklin Lakes, New Jersey 07417



June 10, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

This will confirm that Merck-Medco Managed Care, L.L.C. (the "Company") has received a letter from Arthur Andersen LLP ("Arthur Andersen") dated May 21, 2002 with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the years ended December 30, 2000 and December 25, 1999. Arthur Andersen's letter certified that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation with respect to the relevant portions of the audit.

Very truly yours,

/s/ JoAnn A. Reed

JoAnn A. Reed
Chief Financial Officer and Senior Vice President, Finance